Exhibit 3.1

LLC-1011
(07/06)
COMMONWEALTH OF VIRGINIA
STATE CORPORATION COMMISSION
ARTICLES OF ORGANIZATION OF A
DOMESTIC LIMITED LIABILITY COMPANY
Pursuant to Chapter 12 of Title 13.1 of the Code of Virginia the undersigned states as follows:

1.	The name of the limited liability company is

Stanley-Martin Custom Homes, LLC

(The name must contain the words limited company or limited liability company or the abbreviation L.C., LC, L.L.C. or L.L.C.)

2.	A.	The name of the limited liability company’s initial registered agent is

Stuart M. Ginsberg

	B.	The registered agent is (mark appropriate box):

		(1)	an INDIVIDUAL who is a resident of Virginia and
☐ a member or manager of the limited liability company.
☐ a member or manager of a limited liability company that is a member or manager of the limited liability company.
☐ an officer or director of a corporation that is a member or manager of the limited liability company.
☐ a general partner of a general or limited partnership that is a member or manager of the limited liability company.
☐ a trustee of a trust that is a member or manager of the limited liability company.
☑ a member of the Virginia State Bar.
OR
		(2)	☐ a domestic or foreign stock or nonstock corporation, limited liability company or registered limited liability partnership authorized to transact business in Virginia.

3.	The limited liability company’s initial registered office address, including the street and number,if any, which is identical to the business office of the initial registered agent, is

	11111 Sunset Hills Road, Suite 200 (number/street)	Reston (city or town)		,VA	20190 (zip)

	which is physically located in the ☑ county or ☐ city of				Fairfax

4.	The limited liability company’s principal office address, including the street and number, is

	11111 Sunset Hills Road, Suite 200 (number/street)	Reston (city or town)	,	VA (state)	20190 (zip)

Organizer(s):

(signature)	1/22/07 (date)

Stuart M. Ginsberg (printed name)	(703) 964-5000 (telephone number (optional))
SEE INSTRUCTIONS ON THE REVERSE

INSTRUCTIONS
Section 13.1-1003 of the Code of Virginia requires that the articles, except for the name of the entity, be in the English language, typewritten or printed in black, legible and reproducible. The document must be presented on uniformly white, opaque paper, free of visible watermarks and background logos.
You can download this form from our website at www.scc.virginia.gov/division/clk/fee_bus.htm.
The proposed limited liability company name must be distinguishable upon the records of the Commission. See § 13.1-1012 of the Code of Virginia. To check the availability of a limited liability company name, please contact the Clerk’s Office Call Center at (804) 371-9733 or toll-free in Virginia at (866) 722-2551.
The limited liability company may not serve as its own registered agent.
The location of the registered office must be identical to the business office of the registered agent. See § 13.1-1015 of the Code of Virginia.
The registered office address must include a street and number, if any. A rural route and box number may only be used if no street address is associated with the registered office’s location. A post office box is only acceptable for towns/cities that have a population of 2,000 or less if no street address or rural route and box number is associated with the registered office’s location. State the name of the county or independent city in which the office is physically located. Counties and independent cities in Virginia are separate local jurisdictions.
The principal office is the office where the principal executive offices of the limited liability company are located. See § 13.1-1002 of the Code of Virginia. It is also the location at which the limited liability company is required to keep a current list of the full name and last known address of each member of the limited liability company, as well as the other limited liability company information and records specified in § 13.1-1028 of the Code of Virginia.
The principal office address must include a street and number, if one is associated with the principal office’s location. A rural route and box number may only be used if no street address is associated with the principal office’s location. A post office box is not acceptable given the statutory provisions described in the preceding paragraph.
One or more persons must sign the articles of organization as organizer. See § 13.1-1003 of the Code of Virginia.
It is a Class 1 misdemeanor for any person to sign a document he or she knows is false in any material respect with intent that the document be delivered to the Commission for filing. See § 13.1-1006 of the Code of Virginia.
Submit the original, signed articles to the Clerk of the State Corporation Commission, P.O. Box 1197, Richmond, Virginia 23218-1197, (Street address: 1300 East Main Street, Tyler Building, 1st Floor, Richmond, Virginia 23219), along with a check for the filing fee in the amount of $100.00, payable to the State Corporation Commission. PLEASE DO NOT SEND CASH. If you have any questions, please call (804) 371-9733 or toll-free in Virginia, (866) 722-2551.